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Exhibit 4.2

INFOSONICS CORPORATION
STOCK OPTION PLAN FOR EXECUTIVES

        The following are the terms of the Stock Option Plan adopted by the Board of Directors of Infosonics Corporation (the "Corporation") for the benefit of certain key executives and approved by the shareholders of the Corporation by unanimous written consent on June    ,1998:

1.     Purpose.

        The purpose of the Infosonics Corporation Stock Option Plan for Executives (the "Plan") is to recognize the valuable contribution made by certain key executives of the Corporation, and the Corporation considers it desirable and in its best interests that such executives ("Executives") be given an inducement to acquire a proprietary interest in the Corporation and an added incentive to advance the interests of the Corporation by maximizing their efforts.

2.     Stock subject to options.

        The maximum number of shares of the Corporation's Common Stock which may be issued pursuant to the exercise of options granted hereunder shall be 858,700, subject to adjustment pursuant to the provisions of paragraph 9 hereof. Such shares may be authorized but unissued shares, or shares issued and reacquired by the Company. If, for any reason, any option shall terminate or expire or be surrendered without having been exercised in full, the shares subject to such option but not purchased thereunder shall again be available for options to be granted hereunder.

3.     Option Committee.

        The Plan shall be administered by a committee appointed by the Board of Directors of the Corporation(the "Option Committee"). Members of the Option Committee are not eligible to receive stock options under this Plan. The Option Committee has complete discretion, subject to the applicable provisions hereof, to determine the individuals to whom stock options will be granted, the time or times at which stock options shall be granted, and the number of shares subject to each option. The Option Committee shall also construe and interpret this Plan and the option agreements granted hereunder, and shall make all other determinations and take all other actions necessary or advisable for the proper administration of the Plan. The expense of administering the Plan shall be borne by the Corporation.

4.     Eligible employees.

        All officers and department heads of the Corporation shall be deemed to be key employees and shall be eligible to participate in this Plan. Notwithstanding the foregoing, none of the members of the Option Committee shall be eligible to participate hereunder. The Option Committee may grant options to any eligible key employee in accordance with such determinations as in its sole discretion it shall deem appropriate.

5.     Option price.

        The per share option price of the Common Stock subject to each option shall be one hundred percent (100%) of the fair market value of a share of Common Stock on the date that the option is granted. The determination of fair market value shall be made by the Option Committee.

6.     Time of exercise of option.

        The aforesaid options may be exercised at any time, and from time to time, in whole or in part, until the termination thereof as provided in paragraph 8 below.

7.     Method of exercise.

        Options may be exercised in whole, but not in part, at any time within the period thereof permitted to be exercised, and shall be exercised by providing the Corporation with written notice of intent to exercise the option. Such notice shall be accompanied by payment in full to the Corporation of the amount of the option price for the number of shares of stock represented by the option. At the time of payment of the option price, the optionee shall also pay to the Company, in cash, the full amount of all federal and state withholding or other employment taxes applicable to the taxable income of such optionee resulting from the exercise of the option.

8.     Termination of option.

        The options, to the extent not previously exercised, shall terminate upon the earlier to occur of (a) the date on which the Executive's employment with the Corporation is terminated by virtue of whatever reason (including, without limiting the generality of the foregoing, the death or disability of the Executive); or (b) ten (10) years after the date of grant of such options."

9.     Reclassification; consolidation or merger.

        If and to the extent that the number of issued shares of common stock of the Corporation shall be increased or reduced by change in par value, split up, reclassification, distribution of a dividend payable in stock, or the like, the number of shares subject to the option and the option price per share hereunder shall be proportionately adjusted. If the Corporation is reorganized, consolidated, or merged with another corporation, the Executive shall be entitled to receive options covering shares of such reorganized, consolidated, or merged corporation in the same proportion, at an equivalent price, and subject to the same conditions. For purposes of the preceding sentence, the excess of the aggregate fair market value of the shares subject to the option immediately after the reorganization, consolidation, or merger over the aggregate option price of such shares shall not be more than the excess of the aggregate fair market value of all shares subject to the option immediately before such reorganization, consolidation, or merger over the aggregate option price of such shares, and the new option or assumption of the old option shall not give the Executive additional benefits which he did not have under the old option, or deprive him of any benefits which he had under the old option.

10.   Rights prior to exercise of option.

        The options granted under this plan are nontransferable by the Executive, and are exercisable only by him. The Executive shall have no rights as a stockholder with respect to the option shares until payment of the option price and delivery of such shares as herein provided.

11.   Restriction on transfer of shares.

        The Executive shall not dispose of or encumber the shares acquired hereunder, except with respect to the sale of said shares to the Corporation as herein required. The Corporation shall not be required to re-register said shares to any purported transferee, and any purported transfer in contravention of this paragraph shall be null and void.

12.   Stock legend.

        The Corporation shall place the following legend upon any certificate of stock issued pursuant to the exercise of an option hereunder:

        "The shares represented by this certificate are subject to the terms of the Infosonics Corporation Stock Option Plan for Sales Executives which restricts the free transferability of said shares. The

Corporation will mail to the holder of this certificate, without charge, a copy of such plan within five (5) days after receiving a written request therefore."

        The certificate with the foregoing legend thereon shall be delivered to the Executive, who shall be entitled to exercise all rights of ownership of such stock subject to the terms of this Plan.

13.   Repurchase of stock upon termination of employment.

        Upon the termination of the Executive's employment with the Corporation by any manner whatever (including, without limiting the generality of the foregoing, the death or disability of the Executive), the terminated Executive or his estate shall sell and the Corporation shall purchase all shares issued to the Executive pursuant to this Plan. Such purchase and sale shall be made on or before the fifteenth business day following the termination of the Executive's employment with the Corporation or, if such termination is occasioned by the death of the Executive, the sixtieth day after the appointment of a legal representative of his estate.

14.   Purchase price of stock upon termination of employment.

        The purchase price to be paid by the Corporation for each share of stock to be purchased and sold pursuant to paragraph 13 above shall be the value of each such share, as conclusively determined by an independent appraisal commissioned by the Corporation's Board of Directors. The appraisal to be used for purpose of valuing such shares shall be the last appraisal obtained prior to the termination of the Executive's employment; provided, however, that such appraisal shall be as of a date within one (1) year prior to the date on which shares are purchased and sold hereunder.

15.   Stock option agreements.

        All options granted hereunder shall be evidenced by a stock option agreement executed by the Corporation and the Executive receiving such option. Each such agreement shall contain provisions regarding the Corporation's right to repurchase all Common Stock acquired pursuant to the exercise of an option granted hereunder. Such right of repurchase shall be at fair market value as determined in accordance with the formula set forth in paragraph 14 hereof, and shall arise upon an Executive's termination of employment with the Corporation. The stock option agreements shall contain such other terms and be in such form as the Option Committee may from time to time approve, subject to the limitations and conditions set forth herein.

16.   Securities requirements.

        The shares to be issued under this Plan will be issued to the Executive pursuant to registration exemption provisions contained in the Securities Act of 1933, as amended. As a condition to receiving any shares pursuant to the terms hereof, each Executive, prior to receiving said shares, will be required to represent, warrant and acknowledge to the Corporation that:

  (a)
  The Executive is purchasing the shares for investment only, for his or her own account, and not with a view to the sale or distribution thereof.

  (b)
  The Executive is aware that the shares will not be registered under the Securities Act of 1933, as amended, that the shares cannot be sold or otherwise transferred unless they are registered under the Act or unless an exemption from registration is available, and that one or more legends setting forth the restrictions on the transferability of the shares will appear on the certificate for the shares.

17.   Effective date; term of Plan.

        This Plan shall be effective as of June 1, 1998, and shall first apply with respect to the fiscal year of the Corporation ending on December 31, 1998. The term of this Plan shall expire on May 31, 2008.

18.   Amendment, suspension, or termination of Plan.

        The Corporation's Board of Directors may at any time suspend or terminate this Plan or may amend it from time to time in such respects as the Board may deem advisable, in order that the options granted hereunder may conform to any changes in the law, or in any other respect which the Board may deem to be in the Corporation's best interests; provided, however, that without the approval of the shareholders of the Corporation representing a majority of the voting power, no such amendment shall change the option price, change the number of option shares to which an Executive is entitled, change the repurchase price, extend the expiration date of each option, or extend the term of this Plan. No amendment, suspension, or termination of the Plan shall, without an Executive's consent, alter or impair any of the rights or obligations under any option previously granted to such Executive hereunder.

19.   Governing law.

        This Plan shall be governed by and construed in accordance with the laws of the State of California.

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INFOSONICS CORPORATION STOCK OPTION PLAN FOR EXECUTIVES